Exhibit (d)(1)

WAIVER/REIMBURSEMENT AGREEMENT

WAIVER/REIMBURSEMENT AGREEMENT, dated as of March 1, 2007, between SELIGMAN FRONTIER FUND, INC., a Maryland corporation (the “Fund”) and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the “Manager”). The Manager hereby agrees to waive its management fee and/or reimburse the Fund’s “other expenses” to the extent set forth in the Fund’s prospectuses included in the Fund’s Registration Statement filed on or about February 28, 2007 with the Securities and Exchange Commission.

J. & W. SELIGMAN & CO. INCORPORATED	SELIGMAN FRONTIER FUND, INC.

BY:	BY:
TITLE:	TITLE:
DATE:	DATE: